Exhibit 99.1

FOR IMMEDIATE RELEASE
August 10, 2005

Contact: Anthony J. Monteverdi
         President and Chief Executive Officer
         (718) 677-4414

  Flatbush Federal Bancorp, Inc. Reports 2005 Second Quarter Operating Results

Brooklyn, NY - Flatbush Federal Bancorp, Inc. (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association ("the Association"), announced consolidated net income of $86,000, or $0.04 per share for the quarter ended June 30, 2005 as compared to $36,000, or $0.02 per share for the same quarter in 2004.

The Company's assets increased $2.1 million, or 1.6%, to $136.4 million as of June 30, 2005 from $134.2 million at December 31, 2004. Cash and cash equivalents increased $3.6 million, or 57.5%, to $9.8 million at June 30, 2005 from $6.2 million at December 31, 2004. Loans receivable increased $828,000, or 0.9%, to $93.8 million as of June 30, 2005 from $92.9 million as of December 31, 2004. Mortgage-backed securities decreased $1.6 million, or 7.0%, to $20.7 million as of June 30, 2005 from $22.3 million as of December 31, 2004. Investment securities decreased $906,000, or 9.9%, to $8.3 million as of June 30, 2005 from $9.2 million as of December 31, 2004.

Total deposits decreased $1.9 million, or 1.7%, to $114.9 million at June 30, 2005 from $116.9 million at December 31, 2004.

Total stockholders' equity increased $53,000 to $15.9 million as of June 30, 2005 from $15.8 million as of December 31, 2004.

In May 2005, the Association borrowed $3.6 million from the Federal Home Loan Bank of NY and invested the borrowings in loans receivable consisting of residential, commercial and mixed-use properties. However, due to prepayments and amortizations in loans receivable, the Association recorded a net increase of $828,000. Similarly, prepayments and amortizations in mortgage-backed securities resulted in a net decrease of $1.6 million. Calls and repayments in investment securities resulted in the net decrease of $906,000. The inflow of cash from prepayments and amortizations from loans receivable, mortgage-backed securities and calls and repayments in investment securities caused cash and cash equivalents to increase by $3.6 million.

The Company adopted a Stock-Based Incentive Plan ("the Plan") on November 19, 2004 following the approval of the stockholders. The Plan authorized 46,056 shares of restricted stock to be distributed to Directors and Officers as an incentive to share in the growth and performance of the Company. The number of authorized shares was adjusted to 50,662 to reflect the 10% stock dividend paid on April 25, 2005. As of June 30, 2005, all such shares have been acquired.

On June 30, 2005, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company's outstanding shares of common stock. Stock repurchases will be made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock will be held as treasury stock and will be available for general corporate purposes. As of June 30, 2005, no such shares were acquired.

INCOME INFORMATION - Three month periods ended June 30, 2005 and 2004

Net income increased $50,000, or 138.9%, to $86,000 for the quarter ended June 30, 2005 from $36,000 for the quarter ended June 30, 2004. The increase in earnings for the quarter was primarily due to an increase of $184,000 in interest income offset in part by a decrease of $5,000 in non-interest income and increases of $40,000 in interest expense on deposits, $25,000 in interest expense on FHLB borrowings, $4,000 in provision for loan loss, $31,000 in non-interest expense and $29,000 in income taxes.

INCOME INFORMATION - Six-month periods ended June 30, 2005 and 2004

Net income increased $119,000, or 170.0%, to $189,000 for the six months ended June 30, 2005 from $70,000 for the six months ended June 30, 2004. The increase in earnings was primarily due to an increase of $363,000 in interest income offset in part by a decrease of $15,000 in non-interest income and increases of $41,000 in interest expense on deposits, $25,000 in interest expense on FHLB borrowings, $11,000 in provision for loan loss, $72,000 in non-interest expense and $80,000 in income taxes.


Other financial information is included in the table that follows. All information is unaudited.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

SELECTED FINANCIAL CONDITION DATA

(in thousands)                                JUNE 30       DECEMBER 31
                                               2005             2004
                                           -----------      -----------
Total Assets                               $   136,352      $   134,248
Loans Receivable                                93,752           92,924
Investment Securities                            8,281            9,187
Mortgage-backed Securities                      20,749           22,300
Cash and Cash Equivalents                        9,790            6,215
Deposits                                       114,921          116,857
Other Borrowings                                 3,600                0
Stockholders                                    15,863           15,810
Equity


SELECTED OPERATING DATA

                                                AT OR FOR THE THREE                      AT OR FOR THE SIX
                                                MONTHS ENDED JUNE 30                    MONTHS ENDED JUNE 30
(in thousands)                                 2005             2004                   2005             2004
                                           -----------      -----------            -----------      -----------
Total Interest                             $     1,896      $     1,712            $     3,746      $     3,383
Income
Total Interest Expense on Deposits                 496              456                    957              916
Total Interest Expense on Other Borrowings          25                0                     25                0
Net Interest Income                              1,375            1,256                  2,764            2,467
Provision for Loan Loss                              4                0                     11                0
Non-interest                                        50               55                    105              120
Income
Non-interest                                     1,271            1,240                  2,524            2,452
Expense
Income Taxes                                        64               35                    145               65
Net Income                                 $        86      $        36            $       189      $        70

PERFORMANCE RATIOS


Return on Average Assets                          0.25%            0.10%                  0.28%            0.10%
Return on Average Equity                          2.16%            0.92%                  2.38%            0.89%
Interest Rate Spread                              3.65%            3.50%                  3.98%            3.43%

ASSET QUALITY RATIOS


Allowance for Loan Losses to
  Total Loans Receivable                          0.19%            0.20%                  0.19%            0.20%
Non-performing Loans to Total Assets              0.17%            0.07%                  0.17%            0.07%


CAPITAL RATIO
Equity to Total Assets                           11.63%           11.16%
